Exhibit 4.70
BETWEEN
DEHONG QINRUI (GROUP) POWER INVESTMENT AND
DEVELOPMENT CO., LTD.
AND
YUNNAN HUABANG ELECTRIC POWER DEVELOPMENT
CO., LTD.

SHARE TRANSFER CONTRACT
For
YINGJIANG COUNTY QINRUI HUSAHE POWER CO., LTD.

CONTENT

CHAPTER I DEFINITIONS	4
Article 1 Definitions	4

CHAPTER II SALE EQUITY STAKE	5
Article 2 Transfer of the Sale Equity Stake	5
Article 3 Transfer Price	5
Article 4 Conditions Precedent for the Payment for the Transfer Price	6
Article 5 Payment	8
Article 6 Taxes Payable under the Transfer of Sale Equity Stake	9

CHAPTER III REPRESENTATIONS AND WARRANTIES BY BOTH PARTIES	9
Article 7 Representations and Warranties by both Parties	9

CHAPTER IV DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY THE TRANSFEROR	9
Article 8 Disclosures, Representations and Warranties by the Transferor	9
Article 9 General Representations and Warranties by The Transferor	10
Article 10 Ownership	11
Article 11 The Company and the Hydropower Station Project	11

CHAPTER V DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY THE TRANSFEREE	17
Article 12 Disclosures, Representations and Warranties by The Transferee	17

CHAPTER VI DELIVERY	18
Article 13 Delivery	18

CHAPTER VII DEBT ARRANGEMENT AND EMPLOYEE RELOCATION	21
Article 14 Debt Arrangement	21
Article 15 Employees Relocation	21

CHAPTER VIII CONFIDENTIALITY	22
Article 16 Confidentiality	22

CHAPTER IX BREACH OF CONTRACT	22
Article 17 Liability for Breach of a Representation or Warranty	22
Article 18 Liability for Breach of Contract	23

CHAPTER X FORCE MAJEURE	24
Article 19 Force Majeure	24

CHAPTER XI RESOLUTION OF DISPUTES	24
Article 20 Arbitration	24
Article 21 Effect of Arbitral Award	25
Article 22 Continuation of Rights and Obligations	25

SHARE TRANSFER CONTRACT
This Share Transfer Contract (hereinafter referred to as this “Contract”) was entered into by and between the following parties in Beijing City and Luxi City China on March 2, 2010.
(1)	Party A: Yunnan Huabang Electric Power Development Co., Ltd. (hereinafter referred as the “Transferee”), a wholly foreign owned enterprise registered and established in accordance with the laws of the People’s Republic of China, with the registration number of Qi Du Dian De Zong Zi No. 000126, the registered address at Xingba (within Binglangjiang Power Station), Xincheng Township, Yingjiang County, the legal representative of which is John D. Kuhns, whose nationality is United States of America;

(2)	Party B: Dehong Qinrui (Group) Power Investment and Development Co., Ltd. (hereinafter referred to as the “Transferor”), a limited liability company registered and established in accordance with the laws of the People’s Republic of China, with the registration number of 533100100004182, the registered address at No.3, Upper Section of Bingwu Road (within the yard of the original Dehong Prefecture Grain and Oil Machinery Plant), Mangshi Town, Luxi City, the legal representative of which is Mr. Li Ziheng, whose nationality is Chinese.
The Transferor and the Transferee are hereinafter collectively referred to as “both Parties”, and each of them is referred to as “a Party”.
WHEREAS:
(1)	Yingjiang County Qinrui Husahe Power Co., Ltd. (hereinafter referred to as the “Company”) is a company conducting the business of hydropower generation in China, with its registration number of 533123100000579, the registered capital and the paid-up capital of which amount to RMB 91,870,000;

(2)	The Transferor holds one hundred percent (100%) of the equity stake of the Company, and can exercise all its rights as shareholder;

(3)	The Transferor is willing to transfer one hundred percent (100%) of the equity stake of the Company held by it to the Transferee subject to the terms and conditions set out in this Contract (hereinafter referred to as the “Sale Equity Stake”);

(4)	The Transferee is willing to acquire one hundred percent (100%) of the equity stake of the Company held by the Transferor subject to the terms and conditions set out in this Contract.
For this purpose, after friendly consultations, on the principles of equality and mutual benefit, both Parties hereto have reached the following agreements in accordance with the provisions of the Company Law of the People’s Republic of China, the Contract Law of the People’s Republic of China and other relevant laws and regulations of China.

CHAPTER I DEFINITIONS
Article 1 Definitions
Unless otherwise prescribed and stipulated herein, the following terms used in this Contract shall have the meanings set forth as follows:
“The Company” refers to Yingjiang County Qinrui Husahe Power Co., Ltd., a company registered and established in accordance with the laws of China, with the registration number of 533123100000579, the registered capital and the paid-up capital of which amount to RMB 91,870,000, the registered address of which is at Mangxian Village (the former Husahe Cascade IV Power Station), Nongzhang Town, Yingjiang County.
“Hydropower Station Project” refers to three (3) operating hydropower stations, namely, Husahe Cascade III Hydropower Station, Husahe Cascade IV Hydropower Station and Mangxian Hydropower Station, which are legally owned and operated by the Company, with the total installed capacity of 18.7MW, among which, the installed capacity of Husahe Cascade III Hydropower Station is 3.2MW, the installed capacity of Husahe Cascade IV Hydropower Station is 14MW, and the installed capacity of Mangxian Hydropower Station is 1.5MW.
“Claims” refer to claims, actions, demands, liabilities pronounced by judgments, damages amounts, costs and expenses (including but not limited to legal costs and disbursements) whatsoever and howsoever arising.
“Signing Date” refers to the date on which this Contract is signed.
“Effective Date” refers to the date on which this Contract comes into effect.
“Completion Date of Delivery” refers to the date provided in Article 13.5 hereof.
“Transferor’s Bank Account” refers to the bank account opened by the Transferor in accordance with the law under its own name for the purpose of this Contract to receive the transfer price (as defined in Article 3.1 hereof) for the Sale Equity Stake.
“Encumbrance” means any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including:
(1)	Any interest or right granted or reserved in or over or affecting the Sale Equity Stake for Transfer; or

(2)	The interest or right created or otherwise arising in or over the Sale Equity Stake for Transfer under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(3)	Any security over the Sale Equity Stake for Transfer for the payment of a debt or any other monetary obligation or the performance of any other obligation.
“Material Adverse Change” refers to

(1)	investigations (which may cause the Company to be punished) or penalties upon the Company by relevant governmental authorities; or

(2)	involvement with any litigation, arbitration or any other judicial proceedings by the Company.
“RMB” or “Renminbi” refers to the legal currency of China.
“Third Party” refers to any natural person, legal entity, or other organization or entity, other than the Parties to this Contract.
“Working Day” refers to the days on which the banks in Beijing are open for business.
“PRC” or “China” refers to the People’s Republic of China, and insofar as this Contract is concerned, shall exclude Hong Kong, Macao and Taiwan.
CHAPTER II SALE EQUITY STAKE
Article 2 Transfer of the Sale Equity Stake
Pursuant to the terms stipulated in this Contract, the Transferor agrees to transfer to the Transferee and the Transferee agrees to accept from the Transferor the Sale Equity Stake being one hundred percent (100%) of the equity stake of the Company with all the rights and obligations of and attached to the Sale Equity Stake including, without limiting the generality thereof, all the rights to receive dividends and receive or subscribe the bonus stock or shares paid or issued by the Company and free of any Claims or Encumbrances.
Article 3 Transfer Price
3.1	The Transferor and the Transferee after consultations have finally determined that the price for the Sale Equity Stake shall be agreed at RMB 106,000,000 (hereinafter referred to as the “Transfer Price”).

3.2	The Transfer Price shall be paid in three (3) installments:
(1)	Within seven (7)Working Days after all conditions precedent prescribed in Article 4.1 hereof have been fully satisfied, the Transferee shall pay the first installment of the Transfer Price in the amount of RMB 53,000,000 to the Transferor. Considering the deposit, in the amount of RMB 1,000,000 as agreed for the transaction contemplated herein, has been paid by the Transferee to the bank account of the Transferor, this deposit shall be set off as part of the Transfer Price and thus, the Transferee only needs to pay to the Transferor the price in the amount of RMB 52,000,000.

(2)	Within twenty (20) Working Days after all conditions precedent prescribed in

Article 4.2 hereof have been fully satisfied, the Transferee shall pay the second installment of the Transfer Price in the amount of RMB50,000,000 to the Transferor. In the event the Transferee fails to pay the second installment within twenty (20) Working Days, the Transferee shall pay interest to the Transferor calculated on 110% of the one-year national loan interest of the same period commencing from the date of deferred payment. Furthermore, the maximum period for the deferred payment shall not exceed three (3) months.

(3)	The balance of the Transfer Price in the amount of RMB3,000,000 shall serve as the guarantee fund for securing the Transferor’s implementation of all its obligations under this Contract, with the guarantee period expiring after all conditions precedent prescribed in Article 4.3 hereof having been fully satisfied. As of the expiration date of the guarantee period, the Transferee shall refund such balance to the Transferor.
Article 4 Conditions Precedent for the Payment for the Transfer Price
4.1	Under this Contract, the conditions precedent for the Transferee to pay the first installment of the Transfer Price in the amount of RMB 53,000,000 are as follows:
(1)	The application documents of alteration registration for the Sale Equity Stake have been submitted to the competent administration for industry and commerce and the acceptance document issued in accordance with law by the competent administration for industry and commerce has been procured; and

(2)	During the period between the Signing Date and the First Payment Date (as defined in Article 5.1 hereof), there is no Material Adverse Change to the Company.
4.2	Under this Contract, the conditions precedent for the Transferee to pay the second installment of the Transfer Price in the amount of RMB50,000,000 are as follows:
(1)	The Sale Equity Stake has been legally registered under the name of the Transferee and the new business license of the Company has been issued;

(2)	The security provided by the Company for securing the loan (as of the Signing Date, the balance of the principal of the loan is in the amount of RMB34,000,000) borrowed by the Transferor from the Agricultural Bank of China, Dehong Prefecture Branch (“Dehong ABC”) has been discharged, and all assets and rights of the Company are free from any security or other restrictions;

(3)	The Transferor has completed the alteration registrations for the five (5) State-owned Land Use Right Certificates (with the certificate number of Ying Guo Yong (2009) No. 695, Ying Guo Yong (2009) No. 696, Ying Guo Yong (2009) No. 697, Ying Guo Yong (2009) No. 698 and Ying Guo Yong (2009) No. 699), which are currently registered under the name of the Transferor but actually should be owned and registered under the name of the Company, and provided the originals of the altered State-owned Land Use Right Certificates to the Transferee. All taxes and fees relating to the aforesaid alteration registrations shall be solely born by the Transferor and fully paid off;

(4)	The delivery prescribed in Chapter VI hereof is being in the process and the Transferor has procured the written confirmation letter issued by the Transferee regarding the progress of the delivery; and

(5)	There has been no Material Adverse Change to the Company during the period between the First Payment Date and the Second Payment Date.
4.3	Under this Contract, the conditions precedent for the Transferee to pay the balance of the Transfer Price, namely the balance of the guarantee fund (if any), are as follows:
(1)	During the guarantee period, the Hydropower Station Project does not have any quality problem (excluding normal maintenance and repair, and technical overhaul required by the grid company) and the Transferor does not have any behaviors or situations violating any provisions of this Contract;

(2)	As for all those buildings currently used or occupied by the Company, the Transferor shall assist the Transferee in the procurement of Building Ownership Certificates under the Company’s name and the expenses arising therefrom shall be borne by the Transferor;

(3)	The Transferor shall, on its own expenses, complete the tax clearance of the Company prior to April 30, 2010, and provide to the Transferee with supporting documents certifying that the relevant tax clearance has been completed according to law;

(4)	The Transferor has, on its own expenses, procured the Social Insurance Registration Certificate under the name of the Company and provided the original to the Transferee;

(5)	The Transferor has, on its own expenses, negotiated with the insurer and altered the insured on the insurance policies of the comprehensive property insurance and additional machinery breakdown insurance for the Hydropower Station Project from the Transferor to the Company, and provided the originals of relevant documents after alteration to the Transferee;

(6)	The Transferor shall provide the Transferee with all originals and copies of relevant governmental approvals obtained during the purchase of the assets; and

(7)	The Transferor has, on its own expenses, entered into the Supplemental Agreement on Power Purchase Contract for 2010 in the name of the Company with Yunnan Grid Dehong Power Supply Co., Ltd. and provided the original to the Transferee.
4.4	In the event that any condition prescribed in the aforesaid Article 4.1, Article 4.2 and/or Article 4.3 has not been implemented or fulfilled, and the Transferee has not indicated its waiver of the said conditions or any one of them in writing, the Transferee shall not be obliged to pay the Transfer Price to the Transferor, which, however, shall not be deemed as breach of contract.

4.5	Both the Transferor and the Transferee shall use their best efforts to complete the requisite alteration registration procedure with the competent administration for industry and commerce and the filing procedure for the transfer of the Sale Equity Stake.
Article 5 Payment
5.1	The First Payment Date shall be within seven (7) Working Days after all conditions precedent prescribed in Article 4.1 hereof have been fully satisfied. The Transferor and the Transferee hereby confirm that, the deposit in the amount of RMB1,000,000 paid by the Transferee to the escrow account shall be discharged escrow and set off against part of the first installment of the Transfer Price; the balance in the amount of RMB52,000,000 shall be paid to the Transferor’s Bank Account by the Transferee. The Transferor shall immediately pay RMB34,000,000 to Dehong ABC for the repayment of the loan and release the security provided by the Company for this loan.

The Second Payment Date shall be within twenty (20) Working Days after all conditions precedent prescribed in Article 4.2 hereof have been fully satisfied. In the event the Transferee fails to pay the second installment within twenty (20) Working Days, the Transferee shall pay interest to the Transferor calculated on 110% of the one-year national loan interest of the same period commencing from the date of deferred payment. Furthermore, the maximum period for the deferred payment shall not exceed three (3) months.

In case of any balance of the guarantee fund (in case of no deduction, then the balance shall be the full amount of the guarantee fund.) prescribed in item (3) of Article 3.2 hereof, the Transferee shall pay such balance to the Transferor after all conditions precedent prescribed in Article 4.3 hereof have been fully satisfied.

5.2	Both Parties hereby confirm that, during the period between the First Payment Date and the Second Payment Date, the tariff proceeds of the Company shall be allocated between both Parties in proportion to the Transferee’s actual payment amount of the Transfer Price, and commencing from the Second Payment Date (inclusive), all proceeds of the Company shall be enjoyed by the Transferee.

5.3	The Transferor shall, within three (3) Working Days after the execution of this Contract, provide in written form to the Transferee the detailed information of the Transferor’s Bank Account. In the event that the Transferor fails to provide the detailed information of the bank account in a timely fashion, or due to the reasons of the account opening bank of the Transferor, the Transferee cannot remit or cannot remit the Transfer Price as scheduled, the Transferee shall not assume any liability arising therefrom.

5.4	After receiving each installment of the Transfer Price paid by the Transferee, the Transferor shall, within three (3) Working Days after receiving each installment,

issue to the Transferee a legal receipt. In case the Transferor fails to issue such receipt within prescribed time limit, the Transferee shall be entitled to postpone its payment for the following payable installment(s) of the Transfer Price, which, however, shall not be deemed as breach of contract.
Article 6 Taxes Payable under the Transfer of Sale Equity Stake
Any taxes or fees arising out of and payable pursuant to the fulfillment of the terms of this Contract by each of the Transferor and the Transferee shall be paid by the respective Party liable for the tax or fees under the provisions of relevant laws and regulations of the PRC and this Contract.
CHAPTER III REPRESENTATIONS AND WARRANTIES BY BOTH PARTIES
Article 7 Representations and Warranties by both Parties
7.1	Prior to the signing of this Contract, if the signing party is a company, it shall provide the other Party with a power of attorney authorizing its relevant personnel to represent it to sign this Contract.

7.2	At the time of signing this Contract, both Parties hereby state that the documents and information provided to the other Party or its agencies (including without limitation the legal counsel, valuers, financial staff, etc.) prior to the Signing Date are still valid and confirm that, should discrepancies occur between the latter and the terms of this Contract, this Contract shall prevail.

7.3	The Transferor and the Transferee hereby agree that any contracts or documents pertaining to the transfer of the Sale Equity Stake entered into between both Parties prior to this Contract shall lapse automatically upon this Contract coming into effect.

7.4	Both Parties agree to strive jointly in coordinating the work pertaining to the transfer of the Sale Equity Stake, including but not limited to the registration and filing for record, etc., and that the expenses arising therefrom shall be borne by the Parties in accordance with their respective responsibilities.
CHAPTER IV DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY
THE TRANSFEROR
Article 8 Disclosures, Representations and Warranties by the Transferor
The Transferor hereby represents and warrants to the Transferee that:

8.1	All information and facts relating to the Company that is in the possession of the Transferor or is known to the Transferor which will have a substantive and adverse effect on the Transferor’ ability to fulfill any of its obligations in this Contract or when disclosed to the Transferee shall have a substantive effect on the willingness of the Transferee to sign and fulfill its obligations under this Contract, have been disclosed to the Transferee and the information provided by the Transferor to the Transferee does not contain any representation that is untrue or misleading.

8.2	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferor that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.

8.3	As of the Signing Date, the Transferor has informed any Third Party relating to the Sale Equity Stake and the Company of all matters concerning the Sale Equity Stake hereunder; and in case of any requirement for the consent of such Third Party, the Transferor has already procured the corresponding written consent from such Third Party.

8.4	The Transferor hereby undertakes that it will not take any action after the Signing Date that will cause any adverse impact on the Company.

8.5	Regarding the documents and information provided by the Transferor to the Transferee and/or the Transferee’s agencies (including without limitation the legal counsel, valuers, financial staff, etc.) prior to the Signing Date, the Transferor hereby undertakes that:
8.5.1.	all copies made from original documents are true and complete and that such original documents are authentic and complete;

8.5.2.	all originals supplied to the Transferee and/or the Transferee’s agencies are authentic and complete;

8.5.3.	all signatures (stamps) appearing on documents supplied to the Transferee and/or the Transferee’s agencies as originals or copies of originals are genuine; and

8.5.4.	The Transferor has drawn to the attention of The Transferee and/or of The Transferee’s agents on all matters that are material for The Transferee to proceed with the transaction as contemplated in this Contract.
Article 9 General Representations and Warranties by The Transferor
9.1	The Transferor is a legal entity that has been duly established according to the laws and regulations of the PRC; it is validly and legally in existence and operating normally in accordance with such laws and regulations. Signing this Contract and fulfilling all of its obligations stipulated herein by the Transferor shall not contravene or result in the violation of or constitute a failure to or an inability to fulfill any of the stipulations of its articles of association or internal rules or of any laws, regulations, stipulations, authorization or approval from any government body or department or the stipulations of any contract or agreement to which the

Transferor is a party or is bound by.
Article 10 Ownership
10.1	The Transferor hereby undertakes and warrants that the Transferor is the legal owner of the Sale Equity Stake, and that it has full authority and right to transfer the Sale Equity Stake to the Transferee and the Sale Equity Stake does not involve any state-owned assets and interests. In the event that the Transferee and/or the Company suffer from any loss or damage due to the Sale Equity Stake’s involvement of any state-owned assets or interests, the Transferor shall assume the liability and fully compensate the Transferee and/or the Company.

10.2	The Transferor hereby undertakes and warrants that, up to the First Payment Date (inclusive), the Sale Equity Stake is not subject to any claims or encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other forms of Third Party rights), and that there is no interest present and no agreement or undertaking in existence that may result in or create any such claim or encumbrance (including but not limited to the aforesaid any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other forms of Third Party rights) on the Sale Equity Stake.

10.3	All obligations borne by the Transferor as the shareholder of the Company to the benefit of the Company and/or that of any Third Party have been fully fulfilled by the Transferor. Any Third Party or any level of the authorities of the People’s Republic of China shall not, due to the Transferor’ failure to perform its due obligations as the shareholder of the Company, claim against the Company and/or the Transferee or adopt administrative acts which are unfavorable to the Company and/or the Transferee, including but not limited to the imposition of fines, the revocation of the business license, any requirement to make additional payments for taxes, any order to cease production, etc.

10.4	The Transferor hereby undertakes and warrants that, no lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferor that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.

10.5	The Transferor hereby undertakes and warrants providing all relevant materials to be provided by the Transferor as requisite for alteration registration of the Sale Equity Stake with the administration of industry and commerce.
Article 11 The Company and the Hydropower Station Project
The Transferor hereby represents and warrants to the Transferee that:

11.1	The Company is a legal entity duly established according to the laws of China, which is validly and legally in existence and also operating normally in accordance with the laws and regulations of China.

11.2	The registered capital of the Company has been fully paid up as scheduled. The Transferor has fully fulfilled its capital contribution obligations, which have been legally verified in accordance with relevant PRC laws. There is no withdrawal of the registered capital by the Transferor. In case the Company is punished by the competent administration for industry and commerce due to the reasons prior to the Second Payment Date, the Transferor shall compensate the Transferee and/or the Company for all the losses and damages suffered therefrom.

11.3	The Company is the legal owner of the Hydropower Station Project and can enjoy the full and complete ownership, operation right and right to profit of the Hydropower Station Project.

11.4	The development, construction and operation of the Hydropower Station Project have procured all requisite approvals issued by relevant governmental authorities and are complied with all relevant PRC laws and regulations and the approvals, permits and licenses issued by relevant governmental authorities, and there is no violation of the PRC laws and regulations and approvals, permits and licenses issued by relevant governmental authorities, or conditions which result in or may result in the revocation or withdrawal of such approvals, permits or licenses. In the event that the Transferee and/or the Company suffer from any damage or loss arising out of any violation and/or revocation and/or withdrawal, the Transferors shall be liable for the full compensation on the Transferee and/or the Company.

11.5	Prior to the Completion Date of Delivery, every aspect of the Hydropower Station Project, including but not limited to the hydrology, geology, water flow, dam safety and hydropower generator units, etc., is complied with the requirements for the normal power generation, excluding normal operation losses and technological advancement.

11.6	Up to the Second Payment Date, the Company has never suffered and is not currently suffering from any administrative investigations, lawsuit, arbitration, disputes, Claims or other proceedings (no matter ongoing, pending or threatened), nor has the Company been punished, and the Transferor can foresee that no punishment is to be made against the Company by any administrative authorities of the PRC for the issues already existed before the transfer of the Sale Equity Stake. Up to the Signing Date, the Transferor has fully disclosed in written form to the Transferee all information in respect of environmental protection, water and soil conservation, flood prevention plan, utilization of land (woodland), woods cutting, power generation, emigrants relocation, fire-prevention and work safety of the

Company, etc. In addition, the Transferor hereby warrants that all fees (including but not limited to water resources fees), charges, penalties and expenses payable to or being required to be paid to any PRC governmental authority have been paid off. As of the Second Payment Date, there are no such fees, charges, penalties and expenses in default, nor are there any costs and/or expenses being required by any PRC governmental authority to be paid for any purpose of correcting defects and/or inappropriate actions of the Company in default. In the event that the Transferee and/or the Company suffers from any penalty, damage, loss, etc. due to any such administrative investigations, lawsuit, arbitration, disputes, claims, penalties and/or other proceedings which existed before the Second Payment Date, the Transferor shall be liable for the full compensation on the Transferee and/or the Company.

11.7	The Company legally owns all real estate (including but not limited to land, buildings, dams, headrace, electricity power transmission lines, structures and affiliated facilities) and moveable assets (including but not limited to machines, equipments, vehicles, furniture and office facilities), which are requisite for its business operation and shall be not less than those real estate and moveable assets listed out in the Assets List in Appendix I to this Contract. Except for the securities disclosed in Appendix II to this Contract, the Company has not created any other security (including but not limited to mortgage, pledge and lien) or other Encumbrance on the real estate, movable assets or electricity fees collection right. Prior to the Completion Date of Delivery (inclusive), all material aspects of all buildings, dams, machines, equipments, vehicles and other assets owned by the Company are in good, safe and operational conditions (excluding the loss from normal usage). The Transferor hereby warrants and undertakes that commencing from the Signing Date, the real estate and movable assets mentioned above will not suffer from any loss or damage resulting from the actions of the Transferor or any Third Party. In the event that such real estate and movable assets suffer from any loss or damage due to the actions of the Transferor or any Third Party, the Transferor shall be liable for the full compensation on the Transferee and/or the Company.

11.8	The production, operation, construction and business of the Company are complied with all applicable PRC laws and regulations, including but not limited to those laws and regulations in relation to hydropower generation, environmental protection, water and soil conservation, flood prevention plan, construction of water resources projects, bidding, utilization of woodland, woods cutting, fire-prevention, work safety and emigrants relocation. The Transferor warrants that the environmental protection authority, water resources authority, electricity regulatory authority, construction authority, forestry authority, fire-prevention authority, planning authority, safe production authority, development and reform authority and other governmental authorities will not punish the Company due to the issues of environmental protection, water and soil conservation, water drawing, flood prevention plan, design and construction of hydro projects, bidding, power generation, utilization of woodland, woods cutting, fire-prevention, work safety and emigrants relocation, etc. which already existed before the Second Payment Date. In the event that the Company suffers from any loss or damage due to the punishment by local government, environmental protection authority, water resources authority, electricity regulatory authority, forestry authority, construction authority, fire-prevention authority, planning authority, safety production authority, development and reform authority or other governmental authorities, the Transferor shall fully compensate the Transferee and/or the Company so as to hold the Transferee and/or the Company harmless.

11.9	Prior to the signing of this Contract, the Transferor has already disclosed all information about the debts of the Company. As of the Second Payment Date, such information remains complete, reliable, accurate and genuine. As of the Second Payment Date, the Company has no debt. The Transferor shall assume liabilities to fully compensate the Transferee and/or the Company for any undisclosed debts or unpaid due principal and interests, so as to hold the Transferee and/or the Company harmless.

11.10	The Company can legally own the land use right of all the land and the ownership of all the buildings and structures currently used by the Company, free from being sued, arbitrated, punished or suffering from other damage or loss due to the problems of land and/or the buildings and/or the structures. In the event that the Transferee and/or the Company suffer from any punishment, damage or loss due to the use of such land or buildings or structures, the Transferor shall assume liabilities to fully compensate the Transferee and/or the Company.

11.11	All land use rights currently used by the Company by way of allocation are in full compliance with the PRC laws and regulations. In the event that the Transferee and/or the Company suffer from any punishment, damage or loss due to the land use right, the Transferor shall assume liabilities to fully compensate the Transferee and/or the Company. In the event that relevant PRC governmental authorities require to or the Transferee initiatively change all or part of the allocated land use rights currently used by the Company to granted land use rights in the future, the Transferor shall fully cooperate and provide all necessary materials and assist the Transferee in conducting relevant approval procedures to accomplish the legal alteration of the type of such land use rights. The land premium and relevant taxes and fees shall be assumed by the Transferee.

11.12	After the Signing Date, the Transferor shall normally operate and manage the Company until the Completion Date of Delivery and warrant that there will be no Material Adverse Change to the operation, business and conditions of the Company.

11.13	As of the Second Payment Date, the Company has not carried out any equity investment or any other investment in any other companies, enterprises and other economic organizations. In the event that the Company suffers from any damage or loss due to such undisclosed equity investment or other investment, the Transferor shall assume liabilities to fully compensate the Transferee and/or the Company.

11.14	As of the Second Payment Date, except for the securities listed out in Appendix II to this Contract, the Company’s assets and rights are free from any other security (including but not limited to mortgage, pledge and lien) or any other Encumbrance, neither has the Company provided any security (including but not limited to mortgage, pledge and guarantee) for any other companies, enterprises, economic entities or any individuals. In the event that the Transferee and/or the Company suffer from any damage or loss due to such undisclosed security, the Transferor shall assume liabilities to fully compensate the Transferee and/or the Company. The Transferor shall discharge the security (including but not limited to mortgage, pledge and lien) on the assets and rights of the Company according to relevant provisions hereunder.

11.15	The Company has conducted valid tax registration and procured the valid Tax Registration Certificates. The Company has filed the tax declaration in accordance with the requirements of the laws and regulations of the PRC, and all contents declared have been real and complete. As of the Second Payment Date, the Company has fully paid off all taxes required by the PRC laws and regulations, including but not limited to enterprise income tax, value-added tax, urban maintenance and construction tax and additional education fees. The Transferor shall assume liabilities for any unpaid taxes to the Transferee and/or the Company so as to hold the Transferee and/or the Company harmless.

11.16	All construction projects (whether completed or under construction) of the Company have obtained all requisite governmental approvals and licenses and are constructed in strict compliance with such approvals and licenses issued by relevant governmental authorities and there have been no violations thereof. In the event that the Company is punished by any governmental authority as a result of any above-mentioned issues existing prior to the Second Payment Date, the Transferor shall assume liabilities to fully compensate the Company and/or the Transferee.

11.17	The effectiveness of this Contract shall not cause any Third Party to terminate the contracts or agreements concluded with the Company prior to the Effective Date of this Contract (inclusive) which are still effective on the Effective Date, and will not create any security or Encumbrance in any other form favorable to the Third Party on the assets of the Company.

11.18	The effectiveness of this Contract shall not cause any adverse impact on the development, operation and assets of the Hydropower Station Project of the Company, and will not cause the Company to lose the development right, operation right, ownership or right to profit of the Hydropower Station Project which have been owned by the Company prior to the Effective Date of this Contract (inclusive).

11.19	The originals of all contracts (including but not limited to contracts relating to land requisition, loan, security, insurance, design, construction, supervision, procurement, substituted operation management contract, grid connection and dispatching agreement and power purchase and sale agreement) concluded by the Company prior to the Signing Date of this Contract (inclusive) have been preserved by the Company in complete form and there have been no violations thereof, and as far as the Transferor knows, there does not exist any condition which may lead to the violation by the Company. In case of such circumstances, the Transferor has disclosed it to the Transferee in written form.

11.20	The Company’s production technology and process are in full compliance with relevant PRC laws, regulations, standards and norms, and there are no illegal actions of infringing upon intellectual property rights of others, such as patent, know-how, etc. In the event that the Company suffers from any punishment, damage or loss due to any above-mentioned issues, the Transferor shall assume liabilities to fully compensate the Company and/or the Transferee.

11.21	Labour Contracts between the Company and the employees who are still employed by the Company upon the Signing Date have been legally and effectively executed. The registration of the social insurance for the employees of the Company has been legally and validly taken out. The various social insurance premiums and housing provident fund, which shall be taken out for the employees according to relevant PRC laws and regulations, have been fully paid up in a timely fashion, and there has been no payment for the employees’ social insurance premiums, housing provident fund, wages, and other welfares provided in PRC laws and the Company’s internal regulations in default. As of the Second Payment Date, there has not been any circumstance which may lead the employees to bring labour arbitrations or lawsuits against the Company. In the event that the Company and/or the Transferee suffer from any punishment, loss or damage due to the aforesaid issues, the Transferor shall assume liabilities to fully compensate the Transferee and/or the Company.

11.22	As of the Second Payment Date, the Company does not lease any real estate or movable assets such as land, buildings, machines and equipments, etc.

11.23	The Company has taken out requisite insurances usually purchased by other enterprises within the same industry based on reasonable requirements of its production and operation, all policies of which are still valid, all due insurance premiums of which have been paid off, and all other material conditions of which have been fully fulfilled and observed. As of the Second Payment Date, there is no circumstance which may have led to or may lead to the invalidity of the aforesaid insurance policies. The aforesaid insurance policies are free from any special or unusual restrictions. As of the Second Payment Date, there have been no circumstances under which the Company could claim for compensation against the insurer in accordance with the aforesaid policies.

11.24	All accounts, books, ledgers and financial records of the Company which should be formulated in accordance with the accounting procedures and principles provided by the accounting system of China have been fully, adequately and accurately recorded and completed, which do not include any major errors or mistakes of any kind, and truly and fairly reflect all transactions relating to the Company and indicate the financial, contractual and other business conditions of the Company during each financial period.
CHAPTER V DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY
THE TRANSFEREE
Article 12 Disclosures, Representations and Warranties by The Transferee
The Transferee hereby represents and warrants to the Transferor:

12.1	The Transferee is a limited liability company that has been duly established according to the laws of China and it is validly and legally in existence and also operating normally in accordance with the laws and regulations of China.

12.2	The Transferee in signing this Contract and fulfilling all of its obligations stipulated herein shall not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations of the Transferee’s Articles of Association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that the Transferee is a party to or is bound by.

12.3	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferee that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.
          Prior to the acquisition of the Sale Equity Stake and during the process of signing this Contract, the Transferee has conducted due diligence on the Transferor and the Hydropower Station Project and is fully aware of the basic information of Husahe Cascade III and IV and Mangxian Hydropower Station, the quality of the assets, the governmental approvals, and has known that the Hydropower Station Project is acquired by means of pulbic auction. In the course of the investigation on the basic information of Husahe Cascade III and IV and Mangxian Hydropower Station, the Transferee has basic information with respect to the environmental protection,water and soil conservancy, water drawing, flood prevention plan, design and construction of water resources projects, bidding, power generation, woodland utilization, wood-cutting, fire-prevention, work safety, relocation of residents, etc. The Transferee shall have understanding regarding the aforesaid historical issues.
CHAPTER VI DELIVERY
Article 13 Delivery
13.1	After the Signing Date, the Transferor and the Transferee shall establish a delivery team and actively and jointly carry out the preparation work for the delivery of the Company and the Hydropower Station Project, which shall include, without limitation, the delivery of the production, operation and management, financial affairs, assets, files and documents, certificates and licenses, approval documents and official stamps, etc. from the Transferors to the Transferee.

13.2	During the period between the Signing Date and the Completion Date of Delivery as prescribed in this Chapter:
(1)	The Transferor shall continue to operate the Company in general and usual way; the Transferor shall not (or shall not agree to) require the Company to make any payment to any Third Party, however, excluding the payment which needs to be made for the general operation purpose and the determined expenditure program (in the event that such payment exceeds RMB50,000, it shall be subject to the prior written consent of the Transferee); the Transferor shall not terminate any agreements or arrangements which have significant value to the Company, or give up any rights which have significant value;

(2)	In the event that the Company intends to enter into any contract, agreement or memorandum, etc., of which the price, value, liability or debt (including contingent debt) exceeds the amount of RMB 50,000, the prior written consent from the Transferee must be procured;

(3)	Without the prior written consent of the Transferee, the Transferor shall not make any material amendments to the financing, loan or security arrangements of the Company;

(4)	The Transferor shall take all reasonable actions to preserve and protect the assets of the Company; and shall not create any pledge, mortgage and other type of securities on the assets of the Company, or provide guarantee or other security to any Third Party in the name of the Company;

(5)	The Transferor shall not, on behalf of the Company, settle, release or terminate any material lawsuits, arbitrations or other legal proceedings, or any material legal liabilities and claims, or give up the rights relating to the foregoing;

(6)	The Transferor shall not release or write off any debt owed by the debtor specified in the accounting books of the Company;

(7)	The Transferor shall ensure the Company will not enter into any cooperation, joint venture or other forms of outward equity investment or debt investment arrangements;

(8)	In case of any Material Adverse Change or other conditions which may cause the representations, warranties or undertakings made by the Transferor to be false, inaccurate, unrealizable or misleading, the Transferor shall inform the Transferee in written form within twenty-four (24) hours and provide reasonable and detailed information and explanation; and

(9)	The Transferor and/or the Company will not take any actions which may violate the provisions of this Contract or may influence the fulfillment of the obligations hereunder or the transfer of the Sale Equity Stake contemplated herein.

13.3	The Transferor shall warrant making a full and complete delivery and there shall be no derogation between the Company’s assets delivered to the Transferee and those listed out in the Assets List in Appendix I hereto, otherwise, the Transferor shall make full compensation on the Transferee and/or the Company for any damage or loss.

13.4	The delivery shall include without limitation:
(1)	delivery of the production and operation management of the Company;

(2)	delivery of all stamps of the Company, such as the official stamp, financial stamp and contract stamp, etc. to the Transferee;

(3)	delivery of originals of all account opening documents and seals for all bank accounts of the Company;

(4)	checking and counting of all assets (including but not limited to real estate and movable assets) of the Company by the Transferor and Transferee, formulating the Company’s assets list and conducting the delivery thereof upon being signed by the Transferor and Transferee on site for confirmation; during the assets sorting and counting proceedings, the Transferor shall compensate basing on the appraisal value for the derogated assets;

(5)	delivery of originals of all approvals, certificates and licenses, permits, customer information, and other materials to the Transferee;

(6)	delivery of the originals of all project drawings, agreements (including but not limited to grid connection and dispatching agreement, power sale and purchase contract, project contract, equipment contract, installation contract, supervision contract, procurement contract, loan contract, and mortgage contract) and other files and documents to the Transferee;

(7)	delivery of originals of all financial books, financial vouchers and the accounting files to the Transferee;

(8)	the Transferor shall deliver to the Transferee relevant technology information concerning the units contracting the construction works of the Hydroelectric Station Project, equipment manufacture, design, project supervision, quality examination and transmission lines and other project contracting units one by one; and

(9)	delivery of all other materials and files of the Company.
13.5	The delivery shall be fully completed within ten (10) Working Days from the Second Payment Date. The completion of such delivery shall be subject to the written confirmation of the Transferee. The Completion Date of Delivery shall be the date on which the Transferee issues the written confirmation.

13.6	After the Completion Date of Delivery, the Transferor shall provide active cooperation when the Transferee reasonably requires further delivery in writing.

13.7	The Transferor shall make sure the continuity, stability and safety of the production and operation of the Company during the process of delivery.

13.8	The Transferor shall fully cooperate so as to complete the delivery.
CHAPTER VII DEBT ARRANGEMENT AND EMPLOYEE RELOCATION
Article 14 Debt Arrangement
14.1	After the completion of the transfer of the Sale Equity Stake contemplated hereunder, all debts born by the Company prior to the Second Payment Date, without the consent from the Transferee, shall be borne by the Transferor. In the event the Transferee and/or the Company suffer from any loss or damage arising therefrom, the Transferor shall fully compensate the Transferee and/or the Company. Any debt incurred after the Second Payment date shall be borne by the Transferee.
Article 15 Employees Relocation
15.1	The relocation of the employees shall be conducted in accordance with the principle of “employees going with assets” jointly confirmed by the Parties. The employees include thirty-four (34) operation and management staff. The Transferor shall not temporarily dispatch new staff to the Hydropower Station Project. The Transferee is entitled to reject the employment of those employees who have not worked for the Hydropower Station Project for more than six (6) months.

15.2	After the payment of the second installment of the Transfer Price, the Transferor shall hand over the employees to the Transferee in accordance with the register of employees. The Transferee shall continue to employee those employees and the terms and conditions of their employment shall be determined in principle by reference to the standards applied in the other domestic project companies currently owned by the Transferee and implemented in accordance with the Labour Law of the PRC, the Labour Contract Law of the PRC and its implementation regulations and other relevant PRC laws and regulations. The Company shall execute new labor contracts with the employees.
CHAPTER VIII CONFIDENTIALITY
Article 16 Confidentiality
16.1	The Parties agree that, unless otherwise provided for in another relevant confidentiality agreement, with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Party pertaining to their respective businesses, financial situations or other confidential matters, both Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:
16.1.1	Keep the aforesaid Confidential Information confidential;

16.1.2	Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, neither Party to this Contract shall disclose the Confidential Information to any Third Party or any entity;
16.2	The provisions of the aforesaid Article 16.1 shall not apply to Confidential Information:
16.2.1	which was available to the receiving Party from the written record before the disclosing Party disclosed such information to the receiving Party;

16.2.2	which has become public information by means not attributable to any breach by the receiving Party;

16.2.3	which was obtained by the receiving Party from a Third Party not subject to any confidentiality obligation affecting the said Confidential Information;
16.3	As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set out in this Chapter VIII of this Contract shall remain binding on it.
CHAPTER IX BREACH OF CONTRACT
Article 17 Liability for Breach of a Representation or Warranty

17.1	If any representation or warranty made by either Party to this Contract is found to be a material error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Contract by either Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any material respect, the other Party shall be entitled to claim to the Party in breach for full compensation for any loss, damage, cost or expense arising from the erroneous, misleading or untrue representation or warranty of the Party in breach or arising from any other breach of any representation and warranty given by the Party in breach.

17.2	Each representation and warranty set out in this Contract is to be construed independently.
Article 18 Liability for Breach of Contract
18.1	In the event of a breach committed by either Party to this Contract, the said defaulting Party shall assume the liability for breach of contract to the other Party in accordance with the provisions of this Contract and the laws and regulations of China. In the event that both Parties to this Contract are in breach, each defaulting Party shall be liable separately to the other Party for the losses and damages or any other liabilities arising out of their respective breach of contract.

18.2	In the event that the undisclosed issues by the Transferor prior to the signing of this Contract which may influence the legal existence of the Company and the Hydropower Station Project, after the completion of the Sale Equity Stake, actually influence the legal existence of the Company or the Hydropower Station Project, the Transferee shall be entitled to terminate this Contract and to require the Transferor to refund the full amount of the Transfer Price already paid by the Transferee and to pay three percent (3%) of the Transfer Price as liquidated damages.

18.3	Any violation of the obligations, representations and warranties under this Contract by the Transferor or Transferee shall constitute a breach of contract, and the defaulting Party shall assume the liability to compensate all the losses due to the breach of contract to the other Party.

18.4	Any delayed performance of the obligations, representations and warranties under this Contract by the Transferor or Transferee shall constitute a breach of contract; however, the delayed performance or non-performance due to the other Party’s advance performance obligation shall not constitute a breach of contract.

The defaulting Party with delay in performance of the Contract shall pay the liquidated damages per day in the amount of the Transfer Price multiplied by the one-year bank loan rate announced by the People’s Bank of China to the non-defaulting Party; in the event that the defaulting Party delays to perform the Contract over thirty (30) Working Days, the non-defaulting Party shall be entitled to terminate the Contract, and to require the defaulting Party to pay three percent (3%) of the Transfer Price as liquidated damages. The procurement of the liquidated damages shall not prejudice the non-defaulting Party’s right to claim for other legal remedies in accordance with other provisions of this Contract and the PRC laws and regulations.

CHAPTER X FORCE MAJEURE
Article 19 Force Majeure
19.1	“Force Majeure” refers to earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of China.

19.2	In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set out in this Contract and to which the affected party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not assume any liability for breach of contract as provided in this Contract.

19.3	The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party in writing, and within seven (7) days thereafter, it shall provide sufficient evidence issued by notary organization or relevant competent authority of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.
CHAPTER XI RESOLUTION OF DISPUTES
Article 20 Arbitration
20.1	Any dispute arising out of or in connection with this Contract between the Parties to this Contract shall firstly be resolved through friendly consultation. In the event that thirty (30) days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to the arbitration committee recognized by the Parties for arbitration in accordance with its prevailing valid arbitration rules.

20.2	The arbitration tribunal shall be constituted by three (3) arbitrators, and the arbitration procedure shall be conducted in Chinese.

Article 21 Effect of Arbitral Award
The arbitration award shall be final and binding on the Parties and the Parties agree to be bound thereby and to act accordingly.
Article 22 Continuation of Rights and Obligations
After a dispute has arisen and during its arbitration process, other than the disputed matter, both Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to fulfill their other respective obligations stipulated in this Contract.
CHAPTER XII APPLICABLE LAW
Article 23 Applicable Law
The laws and regulations of the People’s Republic of China shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes arising out of this Contract shall be determined according to the laws of China.
CHAPTER XIII MISCELLANEOUS
Article 24 Waiver
The non-exercise or delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.
Article 25 Transfer
Unless otherwise described and prescribed in this Contract, if without being agreed upon by all other parties in written form, or without being approved by relevant examination and approval authorities in case such approval is required by relevant laws, none of the Parties to this Contract shall transfer or assign all or any part of its entitlement or obligations as stipulated in this Contract.

Article 26 Amendment
26.1	This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successors and assignees, and shall have legal binding effect on them.

26.2	This Contract may not be amended verbally. Only by signing a written document by all Parties indicating their consent to such amendment, the amendment may come into effect.
Article 27 Severability
The invalidity of any term of this Contract shall not affect the validity of other terms of this Contract.
Article 28 Language
This Contract is written in both the Chinese language and the English language. In case of any inconsistency between the Chinese text and the English text, the Chinese text shall prevail.
Article 29 Validity of the Text and Appendices
29.1	This Contract shall come into effect after being signed and sealed with stamps of both Parties. The Chinese text of this Contract shall be signed in six (6) sets of original. Each Party shall hold one (1) set of original, and one (1) set of original shall be sent to the competent administration for industry and commerce and any other governmental authorities as required respectively. The remaining originals shall be kept for record by the Company.

29.2	The English text of this Contract shall be signed in four (4) sets of original and each Party shall hold one (1) set of original. The remaining originals shall be kept for record by the Company.

29.3	The Appendices to this Contract shall form an integral part of this Contract, and shall have the same legal effect as this Contract.
Article 30 Notification
30.1	Unless otherwise specified and prescribed, any Party issuing any notification or written communication to the other Party according to the provisions of this Contract shall have them written in the Chinese Language and shall send them as a letter by a courier service company, or by facsimile. Letters sent by a courier service company shall be deemed as having been served seven (7) Working Days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Contract shall be deemed to be served on the date of receipt. If they are sent by facsimile, the date of receipt shall be deemed to be three (3) Working Days after transmission, subject to a facsimile confirmation report evidencing this.

30.2	All notifications and communications shall be sent to the following addresses, until such time when the other Party (ies) issues a written notice of any change to its address:

The Transferee’s Address:	District B, 25th Floor, New Poly Plaza, No. 1, North Street of Chaoyangmen, Dongcheng District, Beijing, China.
Telephone Number:	86-10-6492-8483
Facsimile Number:	86-10-6496-1540
Attention:	Li Weiwei

Party B’s Address:	No.3 Bingwu Road, Luxi City, Dehong, Yunnan
Telephone Number:	0692-8887827
Facsimile Number:	0692-2122159
Attention:	Yang Chonghe
Article 31 The Entire Agreement
This Contract constitutes the entire agreement of both Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements between both Parties to this Contract in respect of the transaction of this Contract.
(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the duly authorized representatives of Party A and Party B have signed this Contract on the date first above written.

Party A:	Yunnan Huabang Electric Power Development Co., Ltd. (Stamp)
Signature: /s/ John D. Kuhns
Position:

Party B:	Dehong Qinrui (Group) Power Investment and Development Co., Ltd. (Stamp)
Signature: /s/ Li Ziheng
Position: Chairman of the Board